UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Imperial Metals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	71-0942696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4535 W. Sahara Avenue, Suite 200, Las Vegas, NV 89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 933-4034

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.001
(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer,” accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

ITEM 1.  DESCRIPTION OF BUSINESS

This summary highlights information contained elsewhere in this registration statement.  You should read the entire registration statement carefully including the section entitled “Risk Factors” before making an investment decision.   Imperial Metals, Inc. is referred to throughout this prospectus as “Imperial,” “IMI,” “we,” “our”, the “Company” or “us.”

EMERGING GROWTH COMPANY STATUS
The Company is an “emerging growth company” as defined in section 3(a) of the Exchange Act (as amended by the United States Jumpstart Our Business Startups Act (the “JOBS Act”), enacted on April 5, 2012), and the Company will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which the Company has total annual gross revenues of US$1,000,000,000 (as such amount is indexed for inflation every 5 years by the Securities and Exchange Commission (the “SEC”)) or more; (b) the last day of the fiscal year of the Company following the fifth anniversary of the date of the first sale of common equity securities of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended; (c) the date on which the Company has, during the previous 3-year period, issued more than US$1,000,000,000 in non-convertible debt; or (d) the date on which the Company is deemed to be a ‘large accelerated filer’, as defined in Exchange Act Rule 12b–2.

The Company will continue to qualify as an emerging growth company until the last day of the fiscal year of the Company following the fifth anniversary of the date of the first sale of common equity securities of the Company pursuant to a registration statement under the United States Securities Act of 1933, as amended), unless it otherwise ceases to qualify as an emerging growth company.

Generally, a registrant that registers any class of its securities under section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act, a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a “smaller reporting company” in Exchange Act Rule 12b-2, an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as the Company continues to qualify as an emerging growth company, it will be exempt from the requirement to include an auditor attestation report in its annual reports filed under the Exchange Act, even if it does not qualify as a “smaller reporting company”. In addition, section 103(a)(3) of the Sarbanes-Oxley Act of 2002 has been amended by the JOBS Act to provide that, among other things, auditors of an emerging growth company are exempt from any rules of the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the registrant (auditor discussion and analysis).

Any U.S. domestic issuer that is an emerging growth company is able to avail itself to the reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and to not present to its shareholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved, or present the relationship between executive compensation actually paid and our financial performance.

Development of the Business

Imperial was formed and organized under the laws of the State of Nevada on April 4, 2003 as Southwest Resource Development, Inc., as a wholly owned subsidiary of USCorp.  We changed our name to Imperial Metals, Inc., on June 5, 2013.  On or about May 29, 2004, Southwest acquired 8 lode and 21 placer mining claims (the “Mining Claims”). The Mining Claims have been expanded to a total of 200 claims consisting of 30 placer claims and 170 lode claims, on approximately 5,760 acres.   Some of the placer and lode claims cover the same ground.  Imperial intends to continue exploration and development of the Mining Claims and to mine and to process any commercially-proven reserves developed at its properties.  We also refer to the Mining Claims as the Picacho Salton Project.

In lieu of cash payment for the original 8 lode and 21 placer claims acquired in 2004, USCorp entered into a joint venture with the former owners whereby the former owners are entitled to receive 20% of all net smelter returns of gold after expenses, whether paid in cash or in kind on these original 29 claims. All of the remaining claims are wholly owned by Imperial.

On May 30 2012, the Board of Directors and holders of the majority of the outstanding common stock of USCorp, elected to distribute its shares of Imperial common stock, representing approximately 100% of the issued and outstanding common stock of Imperial to the USCorp shareholders at the rate of one share of IMI common stock for every ten shares of USCorp Class A Common Stock and Class B Common Stock outstanding, and one share of IMI common stock for every ten shares of Class A Common Stock underlying the eight to one conversion rights of the outstanding USCorp Series A Preferred Stock and the two for one conversion rights of the outstanding Series B Preferred Stock.  The record date for the dividend shall be July 1, 2013 and the distribution date will be set as soon as the registration of our common stock under the Securities Exchange Act of 1934 is effective and our filing with the Financial Industry Regulatory Agency (FINRA) is complete.  The purpose of the distribution is to establish Imperial as a separate company and facilitate the financing and development of its business independently of other properties of USCorp and its subsidiaries.

The following table illustrates the USCorp dividend distribution.

Type of USCorp Equity	Outstanding as of 5/28/2013	Right to Class A Common	Dividend @ 1 for 10
A Preferred	25,600,000	204,800,000	20,480,000
B Preferred	141,687	283,374	28,338
B Common	5,060,500	N/A	506,050
A Common	449,076,805	N/A	44,907,681

Total		659,220,690	65,922,069

Narrative Description of the Business

USCorp has spent the last 9 years developing and implementing a plan that would bring multiple properties under USCorp ownership. Imperial has acquired for development a total of 200 lode and placer claims of precious metal properties located in the Chocolate Mountain region of the Mesquite Mining District in Imperial County, California.  Geological testing has successfully recovered gold and silver from dry washes and feeder rills. Laboratory analysis indicates these findings warrant continued development. A feasibility study that identified mineralized material on the Picacho Salton Project was prepared in 2007.  In 2008 USCorp completed archeological and environmental reports and submitted a Mining Plan of Operations to drill to the Bureau of Land Management who completed their review of the Plan in 2011.

The Chocolate Mountains region, located in southeastern Imperial county of California, includes the Picacho State Park and surrounding areas has a rich history of gold mining activities dating back to 1775.  The Mining Claims are in a district that has been producing gold since the 1800s.  In 1890 a large stamp mill was built beside the Colorado River at the town of Picacho. The Picacho Mine was opened in the Picacho Basin area and a narrow gauge railroad began hauling ore from the mine to the mill.  By 1904, the town of Picacho had a population of 2,500 people. The ruins of the mill are in the Picacho State Recreation Area a few miles east of the Picacho Salton Project claims. Thousands of people visit the old mill ruins each year. To the south and west of the Picacho Salton Project claims there are ruins of many old placer and lode workings as well as recently producing major mining operations.

Numerous discoveries of placer gold throughout Imperial County have remained undeveloped due to a common problem encountered by small miners, the lack of an adequate water supply to support placer gold recovery operations in the region.  Scores of small and medium size mining operations failed to successfully recover precious metals known to exist throughout the region. Imperial believes it has located a potentially adequate water source.  Imperial intends to use a state of the art gold recovery system designed and developed for the specific conditions found on these properties.  The system will be determined by the results of the drilling program and test production program. Based on the recent reports of geologists and engineers, Imperial believes this property has the potential to develop into a significant gold producing operation.

Historically, mining has been carried out in the Mesquite Mining District of Imperial County using old hard rock mining and placer methods. However, in 1984, new mining methods such as “heap leaching” were used to develop and mine low-grade ore bodies, with an economically viable cut-off grade as low as .01 to .02 ounces of gold per ton.  The heap leaching process involves piling the ore and allowing a dissolving fluid, such as cyanide, to seep through the pile. These piles are generally constructed on gently sloping ground overlaid with an impervious plastic liner. Drain pipes are installed in a layer of sand, which serves to protect the plastic liner, to collect the cyanide dissolving solution. This drainage system is typically segmented in order to permit various parts of the pile to be leached independently. The gold bearing solutions drain from the leach pile and are collected. This solution is then pumped through columns of activated carbon which captures a gold-oxygen-cyanide compound. The carbon is removed and backwashed with a hot caustic- cyanide solution which redissolves the gold, and the solution is passed through an electroplating circuit where the gold forms as a deposit on steel bats. From there the bats are removed and the gold processed. Should results from the planned heap leaching process result in production of course particle sized deposits of gold or other precious metals, then it may be possible that a supplemental benefication method, such as gravity, would be considered by the Company to be used in conjunction with the heap leaching method.  Geological Support Services, LLC recently completed a feasibility study that has identified mineralized material on the Picacho Salton Project. Imperial intends to go into production as soon as possible after approvals and financing are obtained.

In 2008 USCorp submitted a Mining Plan of Operations (MPO) to the Bureau of Land Management (BLM) to conduct a 3-phase drilling program. Our MPO has been approved by the BLM.

Picacho Salton Project Mineralization

The Picacho Salton deposit is an alluvial placer deposit in the Bajada or eroded alluvial fan on the western slope of the Chocolate Mountains. Origine mineral enrichment of the deposit has been attributed to the Picacho Thrust Fault which underlies the region and the associated volcanic solutions. Weathering and erosion have then served to free the gold and deposit it on the lenses and pockets within the outwashed alluvials.

Picacho Salton Project Claims Groups in the Mesquite Mining District of Imperial County: A past geochemical sampling program has indicated mineralized material at the Goldstar placer claims; tonnage and grade valuations were not performed. The Company used such reports in support of its determination that economically viable mineralization may be present on the properties as stated in various historical reports.

Geological Setting

Lithologies exposed in the southern Chocolate Mountains include Proterozoic granitic and metamorphic rocks, Mesozoic metamorphic and plutonic units, early to mid-Tertiary volcanic and plutonic rocks, and Tertiary to Recent sedimentary units.

The Proterozoic is represented by Chuckwalla Complex, while the Mesozoic terrain is a structurally complicated package of gneisses, schist, phyllite, and plutons (Manske, 1991).

Mesozoic rock units include the Orocopia Schist, and Jurassic Winterhaven Formation, which are overlain by Tertiary Quechan Volcanic rocks and Quaternary alluvial deposits.

The Chuckwalla Complex consists of amphibolite to greenschist grade gneisses and schist’s and plutonic rocks (Manske, 1991). These upper plate Proterozoic to Mesozoic metamorphic rocks are intruded by a series of Mesozoic quartz diorite to peraluminous granite plutons (Haxel and Dillon, 1978). U/Pb isotope dating of these intrusives indicates Jurassic to Cretaceous ages (80-105 million years) (Frost, 1987; Manske, 1991).

The Chuckwalla Complex was thrust over the Orocopia Schist along the Vincent-Chocolate Mountain Thrust (80-74 million years) (Dillon, 1986). The Orocopia is a medium to coarse-grained albite-epidote-amphibolite grade schist, which is exposed along the core of the Chocolate Mountains (Manske, 1991). The protolith of this formation was a middle Jurassic graphitic greywacke (Haxel, 1977).

The Winterhaven Formation comprises phyllites, quartzites, conglomerates, and metavolcanics and appears to represent Jurassic volcanic and sedimentary protolith, metamorphosed at a lower greenschist grade (Manske, 1991).

The metamorphic and plutonic terrains were uplifted and eroded during the early Tertiary. Oligocene calc-alkaline magmatism, consisting of andesite and rhyodacite flows (32 million years) and ignimbrites and tuffs (26 million years) covered the eroded surface as part of the Quechan Volcanics. The Mt. Barrow quartz monzonite sequence was then intruded (Crowe, 1978; Manske, 1991). These dates are coincident with gold mineralization events, dated at approximately 26 to 38 million years ago. Following emplacement of the Mt. Barrow stock, the district was subjected to Tertiary extension.

This tectonism generated large-scale northwest-trending faults, and reactivated some Mesozoic thrusts (Frost, 1981; Haxel and Grubensky, 1984). Near the end of the Tertiary extension, the area was regionally deformed resulting in fold axes trending west-northwest (Cameron and Frost, 1981; Spencer, 1982).

The Chocolate Mountains form the axis of a west-northwest trending antiform within the regional fold set.

Erosion of these folded terrains produced poorly sorted conglomerates, fanglomerates, sands, and silts. These Miocene deposits provide a mantle 10 to 300 feet thick over most of the property. A late Miocene basalt flow and recent alluvial gravel deposits cap these units in some locations.

The right-lateral strike slip motions on the San Andreas system (8-10 million years ago) have transected all of above noted lithologies, with the exception of recent gravel deposits.

Local Geology

The IMI claim group is located along the “Picacho” detachment fault which separates overlying tertiary volcanic rocks and the Jurassic Winterhaven Formation from underlying Jurassic or Precambrian gneisses and the Jurassic Orocopia schist.

This same fault is present at the nearby Picacho mine and presents excellent potential for the discovery of similar ore bodies as those found at the Picacho mine. Strong alteration and mineralization along this contact outcrops in portions of IMI claims. (This report contains historical information about properties adjacent to the boundaries of the Picacho Salton properties on which we have no right to explore or mine. We advise U.S. investors that the SEC’s mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits discoveries on adjacent properties are not indicative of mineral deposits on our properties.)

The overall area is largely covered by alluvial sediments of Tertiary to Holocene age developed by the erosion of the Chocolate Mountains.

Peter Kane Mt.
Julian
Wash
Colorado
River
AZ
CA
Red
Cloud
Black
Rock
Wash
Trigo
Mountains
Yuma
Wash
Arrastra
Indian
Pass
Gavilan
Gavilan Hills
Wash
Canyon
Cantro
Bear
White
Wash
Picacho
Little
Picacho
Marcus
Picacho
Peak
Ferguson Lake
Schist Area
0
5km
Alluvial and fluvial sediments (Quaternary )
Fanglomerate (Miocene)
Silicic tuffs (Latest Oligocene to early Miocene)
Granodiorite and porphyry (Latest Oligocene)
Quechan volcanic rocks (Late Oligocene)
Orocopia Schist (Latest Cretaceous or early Tertiary)
Winterhaven Fm; s - sedimentary, v - volcanic (Jurassic?)
s
v
Rhyodacitic metavolcanic rocks (Jurassic)
Gneiss (Mesozoic)
Undivided crystalline rocks (Early Proterozoic to Cretaceous)
Axial trace of antiform of Chocolate Mts. anticlinorium
Fault systems (ornamentation on hanging-wall side)
Chocolate Mountains fault
Gatuna fault
Sortan fault
Tertiary high- & low-angle faults, dotted where concealed
N

Figure 2. Geology of the Picacho-Peter Kane Mountain area. Compiled from Haxel (1977), Crowe (1978), Haxel et al. (1985), Sherrod and Tosdal (1991), and unpublished work by D.R. Sherrod and R.M. Tosdal. See Figure 1 for location.

Geology of the Picacho-Peter Kane Mountain Area

Deposit Types

Where determination has been possible bedrock mineralization consists of both vein hosted and disseminated lode (discounting the overlying alluvial deposits). Faults and fault intersections within the biotite gneiss host most of the economic mineralization.

Epithermal enrichment at 500 feet to 1000 feet in depth was probably driven by the Tertiary aged igneous intrusions of the area.

The most obvious structural feature in the IMI claim block is an intensely developed set of east-west trending faults that have complexly disrupted the older Picacho detachment faults.

Several of these faults transect the IMI claims and have produced a sharply linear ridge. In this section the east-west faults have down dropped the Bear Canyon conglomerates to the north.

Geology in this area is further complicated by the occurrence of younger north–south faults that have cut all the pre existing faults.

Mineralization

The following quote regarding the Picacho Salton mineralization was taken from an exploration report written by Dr. Tom Beard on the property.

“The main economic mineral to date has been the liberated free gold, followed by Psilomelane of manganese, silver and some localized copper staining and float.

Within the zone of enrichment erosion appears to be more rapid than solutions. Precipitation and complex metamorphism affected the top mantle zone of oxidation.

The limestones, in variations from calcium to dolomitic and calcites, combined with siderites and ankerites, appears to be neutralizers that precipitated the gold through alkaline conditions along the outcrops and through the massive mantle zone.

Through the alteration and precipitation period, bentonite was thrown down, which in turn affected the movement of the gold, by arresting the gold values by crustation and banded fixation within several feet of the massive oxidized zone.

The texture of the gold is coarse through small nugget size grading down to medium to small grains, with minute flowering of the gold found to accompany the residues of the black sands and related minor materials of high specific gravity.

Along with the fine flower gold there is evidence of colloidal gold that was found in the subsurface waters and assayed by solvent extraction.

The presence of the gold accumulation was probably related to the precipitation and neutralization period of the hydrothermal and pre-mineral solutions, with the finer gold values being released in the volcanic clays and the associated vapors in salts.

The manganese is mainly hard botryoidal type of psilomelane deposited as lumps and fillings of the faulted breccia and conglomerates, and as a replacement product.

The copper occurrence is an unknown factor. It shows in two places on Lodestar #19 [IMI claim # 67] and near the apex of the ridge. Some azurite and malachite was noted under the edge of the erosion cap. Because of the presence of red hematite and possible oxidized limonite, it would appear to have been leached as a cupriferous ore.

In all the assays performed in the sampling program, silver assays were included. In most cases silver was found associated with the gold values except in the gold buttons which were treated and formed for the free gold.

It would appear that the silver values in this area as of the moment, without knowledge of greater depth, would be the argentiferous type and formed at or near the surface along with the gold and manganese during the post mineral period as a secondary mineral which filled the fissures, cracks, and voids.

Previous sampling in general shows that gold occurs in zones where the metamorphic rocks are well fractured. These well fractured zones generally exhibit increased reddish and brown staining by iron oxides and may include fracture fillings of calcite and alteration of some minerals to clay like material.

The shapes of the well fractured, mineralized zones are highly irregular in most exposures. The shape and orientation of some such zones, as hypothesized by Royce Latimer and shown on his geologic map and section are planar and more or less flat lying. This hypothesis needs more drilling data to prove as the available data and surface exposure to prove it is sparse.

One gold bearing structure identified by Gordon R. Hilchey is the fault separating volcanic and metamorphic rock. At one exposure where this fault zone was sampled, anomalous gold was present in the strongly fractured footwall of metamorphic rock.

Weakly anomalous gold was present in a hanging wall of volcanic rock that had been reduced to fragments and powder by brecciation. At this location the fault is 65º North.”

Government Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency and the Bureau of Land Management, as well as the various state environmental protection agencies. The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances. In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation. Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

We must comply with the annual lease requirements of the United States Bureau of Land Management (“BLM”)which include the BLM’s filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations. In connection with our exploration and assessment activities, we have pursued necessary permits.  We will need to file for water use and other extractive-related permits in the future.  Because these laws and regulations change frequently, the costs of compliance with existing and future environmental regulations cannot be predicted with certainty.

Any exploration or production on United States Federal land will have to comply with the Federal Land Management Planning Act which has the effect generally of protecting the environment. Any exploration or production on private property, whether owned or leased, will have to comply with the Endangered Species Act and the Clean Water Act. The cost of complying with environmental concerns under any of these acts varies on a case-by-case basis. In many instances the cost can be prohibitive to development. Environmental costs associated with a particular project must be factored into the overall cost evaluation of whether to proceed with the project.

Other than the normal bonding requirements, there are no costs to us at the present time in connection with compliance with environmental laws.  However, since we anticipate engaging in natural resource projects, these costs could occur at any time. Costs could extend into the millions of dollars for which we could be liable. In the event of liability, we would be entitled to contribution from other owners so that our percentage share of a particular project would be the percentage share of our liability on that project. However, other owners may not be willing or able to share in the cost of the liability. Even if liability is limited to our percentage share, any significant liability would wipe out our assets and resources.

Competition

There is aggressive competition within the minerals industry to discover and acquire properties considered to have commercial potential. Imperial will compete for promising gold exploration projects with other entities, many of which have greater financial and other resources than the Company. In addition, Imperial will compete with other firms in its efforts to obtain financing to explore and develop mineral properties including the claims it already owns. Further, the mining industry is typified by companies with significantly greater financial resources and market recognition than the Company. At present, the Company is not a significant factor within this industry.

Employees and Independent Contractors

As of the date of this filing, the Company does not employ any persons other than occasional clerical help.

Available Information

Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that we will file with or furnish to the SEC will be available free of charge by sending a written request to our Corporate Secretary at our corporate headquarters.   Additionally, the documents we file with the SEC are or will be available free of charge at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549 and at the SEC website www.sec.gov.. Other information on the operation of the Public Reference Room is or will be available by calling the SEC at (800) SEC-0330.

Item 1A RISK FACTORS

 You should carefully consider the following risk factors before deciding whether to invest in Imperial. If any of the events discussed in the risk factors below occur, our business, financial condition, results of operations or prospects could be materially and adversely affected.

RISKS ASSOCIATED WITH OUR COMPANY:

Lack of Operating History and Earnings. The Company has limited operating history and no revenues. The Company expects to incur further losses in the foreseeable future due to significant costs associated with its business development, and the business development of its subsidiaries, including costs associated with its acquisition of new mining claims and/or operations.  There can be no assurance that The Company’s operations will ever generate sufficient revenues to fund its continuing operations, or that the Company will ever generate positive cash flow from its operations, or that The Company will attain or thereafter sustain profitability in any future period.

Speculative Nature of The Company’s Proposed Operations; Dependence Upon Management; Possible Conflict of Interest. The success of The Company’s proposed plan of operation will depend largely on the operations, financial condition, and management of The Company. While management intends to engage in the business purposes stated herein, there can be no assurance that it will be successful in conducting such business. Presently, the Company is totally dependent upon the personal efforts of its current management. Our officers and directors have duties and affiliations with other companies which may be a present a conflict of interest regarding decisions they make for Imperial.  The loss of any officer or director of The Company could have a material adverse effect upon its business and future prospects. The Company does not presently have key-man life insurance upon the life of any of its officers or directors. None of our management are chemists, metallurgists, mining engineers or geologists and as such do not have the technical experience in exploring for, starting, and/or operating a mine. Upon adequate funding management intends to hire qualified and experienced personnel, including additional officers and directors, and mining specialists, professionals and consulting firms to advise management as needed; however there can be no assurance that management will be successful in raising the necessary funds, recruiting, hiring and retaining such qualified individuals. Such consultants have no fiduciary duty to The Company or its shareholders, and may not perform as expected. The success of The Company will, in significant part, depend upon the efforts and abilities of management, including such consultants as are or may be engaged in the future.

Risks Inherent In Exploration and Mining Operations. Mineral exploration is highly speculative and capital intensive. Most exploration efforts are not successful, in that they do not result in the discovery of mineralization of sufficient quantity or quality to be profitably mined. The Company’s Mining Claims are also indirectly subject to all hazards and risks normally incidental to developing and operating mining properties. These risks include insufficient ore reserves, fluctuations in production costs that may make mining of reserves uneconomic; significant environmental and other regulatory restrictions; and the risks of injury to persons, property or the environment. In particular, the profitability of gold mining operations is directly related to the price of gold. The price of gold fluctuates widely and is affected by numerous factors that are beyond the control of any mining company. These factors include expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, global or regional political, economic or banking crises, and a number of other factors. If the price of gold should drop dramatically, the value of the Mining Claims could also drop dramatically, and the Company might then be unable to recover its investment in those interests or properties. Selection of a property for exploration or development; the determination to construct a mine and to place it into production, and the dedication of funds necessary to achieve such purposes, are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can drastically affect the economics of a mine. The volatility of gold prices represents a substantial risk, generally, which no amount of planning or technical expertise can eliminate.

Uncertainty of Reserves and Mineralization Estimates. There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond The Company’s control. The estimation of reserves and mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurances can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Environmental Risks. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to The Company (or to other companies within the gold industry) at a reasonable price. To the extent The Company becomes subject to environmental liabilities, the satisfaction of any such liabilities would reduce funds otherwise available and could have a material adverse effect on The Company. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

Proposed Federal Legislation. Beginning in the 1990s, the U.S. Congress adopted revisions of the General Mining Law of 1872, which governs the creation of mining claims and related activities on Federal public lands in the United States. Similarly, the U. S. Congress and the Clinton Administration eliminated the U.S. Bureau of Mines, which was the agency responsible for gathering and maintaining data on mines throughout the United States. Beyond changes to the existing laws, the Congress or the Obama Administration may propose or adopt new laws; any such revisions could also impair Imperial’s ability to develop, in the future, any mineral prospects that are located on unpatented mining claims on Federal lands.

Title to Properties. The validity of unpatented mining claims, which constitute all of the Company’s property holdings, is often uncertain and such validity is always subject to contest. Unpatented mining claims are unique property interests and are generally considered subject to greater title risks than patented mining claims, or other real property interests that are owned in fee simple. The Company has not filed any patent applications for any of its properties that are located on Federal public lands in the United States, (specifically, in the State of California), and, under changes to the General Mining Law, patents may not be available for such properties. Although management believes it has taken requisite action to acquire satisfactory title to its undeveloped properties, it does not intend to go to the expense to obtain title opinions until financing is secured to develop the property, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.

Competition. There is aggressive competition within the minerals industry to discover and acquire properties considered to have commercial potential. The Company will compete for promising gold exploration projects with other entities, many of which have greater financial and other resources than The Company. In addition, the Company will compete with other firms in its efforts to obtain financing to explore and develop mineral properties.

The Company’s Financial Statements Contain a “Going Concern Qualification.” The Company may not be able to operate as a going concern. The independent auditors’ report accompanying its financial statements contains an explanation that The Company’s financial statements have been prepared assuming that it will continue as a going concern. Note 1 to these financial statements indicates that The Company is in the exploration stage and needs additional funds to implement its plan of operations. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Uncertainty As To Management’s Ability To Control Costs And Expenses. With respect to The Company’s development of its mining properties and the implementation of commercial operations, management cannot accurately project or give any assurance, with respect to its ability to control development and operating costs and/or expenses. Consequently, if management is not able to adequately control costs and expenses, such operations may not generate any profit or may result in operating losses.

No Dividends. The Company has not paid any dividends nor, by reason of its present financial status and contemplated financial requirements, does it anticipate paying any dividends in the foreseeable future.

We do not have a traditional credit facility with a financial institution. This absence may adversely impact our operations.  We do not have a traditional credit facility with a financial institution, such as a working line of credit. The absence of a facility could adversely impact our operations, as it may constrain our ability to have the working capital for equipment purchases or other operational requirements.  If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our business development efforts.  Without credit facilities, the Company could be forced to cease operations and investors in our securities could lose their entire investment.

Risks Related to Our Common Stock

We will be subject to the “penny stock” rules which will adversely affect the liquidity of our common stock.  The Company’s stock is defined as a “penny stock” under Rule 3a51-1 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. In general, a “penny stock” includes securities of companies which are not listed on the principal stock exchanges or NASDAQ and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2,000,000 ($5,000,000 if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6,000,000 in the last three years.  “Penny stocks” are subject to rule 15g-9, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are officers or directors of the issuer of the securities). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell The Company’s stock, and therefore, may adversely affect the ability of The Company’s stockholders to sell stock in the public market.

Because directors and officers currently and for the foreseeable future will continue to control Imperial, it is not likely that you will be able to elect directors or have any say in the policies of Imperial.  Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of Imperial beneficially own approximately 22.4% of our outstanding common stock.   Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.  We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.  Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease its price.  In addition some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock.

We may, in the future, issue additional Common Shares which would reduce investors’ percent of ownership and may dilute our share value.  Our Articles of Incorporation authorize the issuance of 200,000,000 Shares of Common Stock.  The future issuance of our authorized Common Shares, may result in substantial dilution in the percentage of our Common Shares held by our then existing stockholders.  We may value any Common Shares issued in the future on an arbitrary basis. The issuance of Common Shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Common Shares held by our investors, and might have an adverse effect on any trading market for our Common Shares.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.  Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development.  We are seeking to commence operations in the highly competitive mining industry, and we have yet to operate our first planned mining operation.  Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date, and there is little likelihood that we will generate any revenues or realize any profits in the short to medium term.  Any profitability in the future from our business will be dependent upon our successfully implementing our business plan, which itself is subject to numerous risk factors as set forth herein.  Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to undertake our business operations.

The elimination of monetary liability against the Company’s directors, officers and employees under Nevada law and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.  The Company’s certificate of incorporation contains a specific provision that eliminates the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its directors and officers to the extent provided by Nevada law. The Company may also have contractual indemnification obligations under its employment agreements with its executive officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

ITEM 2.  FINANCIAL INFORMATION

Management’s discussion and analysis of financial condition and results of operations.

FORWARD LOOKING STATEMENTS

You should read the following discussion and analysis in conjunction with the audited financial statements and notes thereto for the fiscal years ended September 30, 2012 and 2011, the unaudited financial statements for the fiscal quarter ended March 31, 2013 appearing elsewhere in this registration statement.

The information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains certain “are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21 E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. You are cautioned not to place undue reliance on these forward-looking statements.

OVERVIEW

The Company is an “exploration stage” company. During fiscal year ended September 30, 2012, the Company’s activities centered on the exploration of the Picacho Salton Project Claims in the Mesquite Mining District of Imperial County, California. During the fiscal year, the Company did not engage in any commercially viable operations and realized no revenues from its activities. The annual costs incurred to date were primarily for the continued exploration of the Company’s mining properties including the current drilling program, legal and accounting costs in conjunction with the Company’s general and administrative expenses in anticipation of completing exploration and commencing a test production program on the Company’s mining properties.

RESULTS OF OPERATIONS

Revenues

During the fiscal years ended September 30, 2012 and 2011, and the six months ended March 31, 2013 and 2012, the company recorded no revenue. The company is still an exploration stage company.

Operating expenses

General and Administrative expenses for the year ended September 30, 2012 totaled $1,905 as compared to $0 for the prior year.  General and administrative expenses for the three and six month periods ended March 31, 2013 were $117.

Consulting expenses for the year ended September 30, 2012 totaled $3,670 as compared to $700 for the prior year.   There were $3,700 of consulting fees paid during the  six months ended March 31, 2013.

Mining Development, expenses were $57,330 for the year ended September 30, 2012, compared to $46,249 for the year ended September 30, 2011.  There were no mining development expenses during the six months ended March 31, 2013.  Professional fees for the year ended September 30, 2012 were $11,850 as compared to $0 for the year ended September 30, 2011  Professional fees of $14,500 were paid during the fiscal quarter ended March 31, 2013 and $25,000 for the six month period ended March 31, 2013, primarily for accounting and audit fees.

Net loss attributable to common stock

Imperial realized a net loss of $74,755 for the year ended September 30, 2012, compared to a net loss of $46,949 for the year ended September 30, 2011, an increase of $27,806. The increase is primarily related to Imperial incurring expenses previously paid by its former parent company, USCorp. Net loss for the fiscal quarter ended March 31, 2013 was $14,617 and was $28,817 for the six month period ended March 31, 2013.  The net loss since inception to March 31, 2013 was $400,417.

Liquidity and capital resources

At September 30, 2012 and 2011, Imperial had no cash or assets. Our stockholders' deficit was $371,600 at September 30, 2012, compared to stockholders' deficit of $296,845 at September 30, 2011.  We had total assets of $1,223 in cash as of March 31, 2013.  We had total liabilities of $371,600 and $296,845 as of September 30, 2012 and 2011, consisting of a loan payable to a related party, Imperial’s former parent company, USCorp.  We had total liabilities of $401,640 as of March 31, 2013, consisting of a loan payable to a related party, Imperial’s former parent company, USCorp. We expect to continue relying upon loans from USCorp., until we can independently develop other sources of working capital.

On June 5, 2013 we increased our authorized shares to 200,000,000 par value $0.001 shares.  On June 13, 2013, the outstanding 50,000,000 shares of Imperial common stock were forward split on a 2 for 1 basis resulting in 100,000,000 shares held by USCorp.  Not more than 100,000,000 shares will be distributed in the dividend of Imperial common stock to the USCorp shareholders at the rate of one share of Imperial common stock for every ten shares of USCorp Class A Common Stock and Class B Common Stock outstanding, and one share of Imperial common stock for every ten shares of Class A Common Stock underlying the eight to one conversion rights of the outstanding USCorp Series A Preferred Stock and the two for one conversion rights of the outstanding Series B Preferred Stock.    Fractional shares will be rounded up to the next whole share.  All Imperial shares remaining held by USCorp upon completion of the dividend distribution will be returned to Imperial Metals for cancelation.  The revised record date for the dividend shall be July 1, 2013 and the distribution date will be set as soon as the registration of our common stock under the Securities Exchange Act of 1934 is effective and our filing with the Financial Industry Regulatory Agency (FINRA) is complete.  The purpose of the distribution is to establish Imperial as a separate company and facilitate the financing and development of its business independently of other properties of USCorp and its subsidiaries.

Our operations used net cash of $74,755 during the year ended September 30, 2012, compared to $46,949 during the year ended September 30, 2011.  The cash used was provided by Imperial’s former parent company, USCorp.  Net cash used for the six months ended March 31, 2013 was $28,817.  Financial activity during the six months ended March 31, 2013 was $30,040 which was proceeds from a related party loan.

Inflation

The Company's results of operations have not been affected by inflation and management does not expect inflation to have a material impact on its operations in the future.

Off- Balance Sheet Arrangements

The Company currently does not have any off-balance sheet arrangements.

ITEM 3.  DESCRIPTION OF PROPERTY

The Company’s principal executive offices are located at 4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102 and its telephone number is (702) 933-4034.

Property descriptions, locations and nature of ownership.

Picacho Salton Project consisting of 200 Lode and Placer Claims in the Mesquite Mining District of Imperial County, California, U.S.A. The Claims group is situated on approximately 5,760 acres (see maps below). Some of the most recently added property has common borders to Imperial’s other gold properties. Means of access to the eastern most portion of the property is by an unmarked private dirt road, south of Picacho State Park. Access to other portions of the property are also by various unmarked dirt roads, please see Maps below.

USCorp has paid and Imperial will pay an annual Maintenance Fee payment to the Bureau of Land Management (“BLM”) for each of its claims. Maintenance Fee payments of $140 per claim are due on or before August 31 each year.

Maps indicating the locations of our properties.

1 In this Map the boxed areas represent the approximate locations of the company’s Picacho Salton Project mining claims in the Mesquite Mining District of Imperial County, California.

The physical condition of the plant and equipment and the source of power utilized with respect to each property.
At this time there are no physical plants on any of the Company’s properties.  Power is available on properties adjacent to our placer claims in California and portable generators can be used when necessary. There are natural wells located in several places on our California claims. We will supplement well water with trucked water if necessary.  Adequate roads exist to our claims group. Some existing roads have been repaired or extended.

A brief description of the rock formations and mineralization of existing or potential economic significance on the properties, including the identity of the principal metallic or other constituents.

Picacho Salton Project Claims Groups in the Mesquite Mining District of Imperial County: A past geochemical sampling program has indicated mineralized material at the Goldstar placer claims; tonnage and grade valuations were not performed. The Company used such reports in support of its determination that economically viable mineralization may be present on the properties as stated in various historical reports.

Test Production Program Budget and Plan

We have plans for Test Production in order to perfect the methods to be used in commercial scale heap leach mining or other appropriate mining method. We have received a Test Production plan and budget for the Picacho Salton Project Claims in the Mesquite Mining District of Imperial County from one of our Consulting Geologists that is summarized as follows:

To start placer testing operations we must first purchase and modify a wash plant. The pad and setup of the wash plant is next.

The dirt access road from the Highway to the site (approximately 2 miles) must be reworked or repaired. We will also need a Front End Loader (“F.E.L.”) with Back-Hoe attachment. For continuous hard work excavating trenches, digging test pits and carrying alluvial material back to the wash plant for processing on a daily basis. It would be used for the duration of the test production program.

The sampling method is standard in geological exploration and is confined to dry arroyo drainages and rills. Grab samples taken outside of the dry river beds and rills will be by prospector’s pick or regular pick and shovel. Instruments to be used will be a VLF unit, an EM unit, microscopes, spectrometer, GPS unit, possibly an I.R. unit, a magnetometer and miscellaneous sieves. A 10 or 12 kW generator set will independently power the night lights and camper unit. We need to determine if the present wells go down a minimum of 400 feet to reach adequate water supply to support test production wash plant.

We will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program.

We will follow QA/QC protocols provided by the Society for Mining, Metallurgy and Exploration Guidance on best practices for Exploration available at www.smenet.org.

Early Exploration Conducted and Valuations.

The geological justification for the exploration project at the Picacho Salton Project claims is that there is visible gold in the ground and past geological studies have found gold and silver at various locations within the boundaries of the claims groups.

In 2007 USCorp conducted additional exploration, testing, GPS locating, surveying and re-staking of all claims, adding a total of 77 significant claims to the group of which 70 claims are primarily gold bearing and seven claims, approximately 140 acres, are Pink Rhyolite (decorative rock) and construction grade aggregate. The Company commissioned a feasibility study covering the mining claims, that says in part: “The feasibility study operating plan assumes an open caste quarry type operation containing [mineralized material]. The plan anticipates conventional truck and shovel mining techniques. Processing to be phased according to ore type and permit approvals. Initial capital costs are anticipated to be $13,790,300 all amounts are in U.S. Dollars.”

A breakdown of the exploration timetable and budget, including estimated amounts that will be required for each exploration activity.

The exploration timetable and budget for the Picacho Salton Project claims is as follows:

Initial capital costs are anticipated to be $13,790,300 all amounts are in U.S. Dollars to complete an electromagnetic flyover, comprehensive road repair and extensions, design and purchase of a wash plant. The estimate of twelve week time period is an estimate of time needed to perform tasks only and does not take into account delays for governmental review and approval of our mining plan.

How the exploration program will be funded.

Funding will be by equity or debt financing in the form of private placements, working interest joint venture, farm outs, sale or mergers, and/or gold bullion loans in the United States, Europe and Asia.

Identification of who will be conducting any proposed exploration work, and a discussion of their qualifications.

The Company’s former parent, USCorp has utilized the services of Boart Longyear Drilling, Image2Map Services, Inc., and Pincock Allen & Holt, for exploration and geological work on the Company’s properties.

Boart Longyear is the leading provider of mineral exploration drilling services and drilling products in the world. Boart Longyear is the only integrated drilling services and products provider, combining engineering excellence, global manufacturing facilities and the most experienced drilling services group in the business. With over 120 years of global mineral exploration expertise and the most innovative products in the market, Boart Longyear ultimately delivers unmatched reliability, productivity and safety to the worksite.

Since its inception some 42 years ago, Pincock Allen & Holt, (http://www.pincock.com) part of Runge Limited, has earned a reputation as a premier international consulting and engineering firm. They are one of the oldest and most respected organizations within the mining and energy consulting community. Pincock Allen & Holt has an unparalleled reputation for integrity and for technical, commercial, and engineering excellence. Its corporate resume includes more than 3,900 successfully completed assignments for many of the world’s foremost precious metal, base metal, industrial mineral, coal and energy operations. Pincock Allen & Holt reports are widely used to secure project financing and successfully undergo reviews and audits.

Image2Map Services, Inc. provides image processing and geological interpretations of satellite and aerial imagery to mining and minerals exploration companies worldwide. The company specializes in spectral interpretation to locate potential hydrothermal alteration targets and structure interpretation to locate potential lineaments and circular structures potentially related to mineralization of metallic deposits.

Given adequate financing we intend to use additional qualified mining consultants and engineers subject to their availability and willingness and our need, but we have not contracted with any other vendors as of the date of this Report.

Specific Environmental Regulation.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to our ownership of a property. Insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available at a reasonable price to companies within the industry. To the extent we are subject to environmental liabilities, the payment of such liabilities would reduce funds otherwise available to us and could have a material adverse effect on us.

In the context of environmental compliance and permitting, including the approval of reclamation plans, The Company must comply with standards, laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted, constructed and operated and how stringently the regulations are implemented by the applicable regulatory authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that a company would not proceed with the development of a project or the operation or further development of a mine. Laws, regulations and regulatory policies involving the protection and remediation of the environment are constantly changing at all levels of government and are generally becoming more restrictive and the costs imposed on the development and operation of mineral properties are increasing as a result of such changes. The Company has made, and expects to make in the future, significant expenditures to comply with such laws and regulations.

The Environmental Protection Agency (“EPA”) continues the development of a solid waste regulatory program specific to mining operations under the Resource Conservation and Recovery Act (“RCRA”). The difficulty is that many Federal laws duplicate existing state regulations.

Mining companies in the United States are also subject to regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) which regulates and establishes liability for the release of hazardous substances and (ii) the Endangered Species Act (“ESA”) which identifies endangered species of plants and animals and regulates activities to protect these species and their habitats. Revisions to CERCLA and ESA are being considered by Congress; the impact on The Company of these revisions is not clear at this time. Environmental laws and regulations enacted and adopted in the future may have a significant impact upon our future operations.

Reclamation plans which are approved by various environmental regulatory authorities are subject to on-going review and modification. Although the Company’s management believes that the reclamation plans developed and implemented for its mine sites are reasonable under current conditions, any future re-determination of reclamation conditions or requirements could significantly increase USMetals’ and Imperial’s costs of implementation of such plans.

Imperial expects to utilize “green” methods as much as possible beyond those required by existing environmental rules and regulations. We are exploring using wind and solar power to supplement our energy requirements; captured rainwater in order to reduce use of ground water and water that may have to be trucked in; solar powered conveyor belts to transport ore for processing, green fuels for vehicles, and other environment-friendly technologies that have been recently developed.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the outstanding shares of common stock which were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group, and (iv) each person who, to our knowledge, is the beneficial owner of 5% or more of the outstanding common stock. Applicable percentage ownership is based on 100,000,000 shares of common stock outstanding after the distribution of all the shares held by USCorp.   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.

Name, Title and Address of Beneficial Owner	Shares of Common Stock	Percentage of Outstanding Common Stock

Robert Dultz, President, CEO, CFO, Chairman of the Board	18,132,293	18.13%
4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102

Spencer Eubank , Secretary/Treasurer, Director	2,761,998	2.76%
4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102

Carl O’Baugh Director	197,625	0.20%
4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102

B. Keith Simerson, Director	205,000	0.21%
4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102

Michael D. Love, Vice President	935,000	0.94%
4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102

Michelle Seibel, Director
4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102	415,502	0.42%

Officers, Directors and Affiliates as a group (6 individuals)	22,442,623	22.44%

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and officers

The following is a list of our directors and executive officers.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  Directors hold office until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected. Vacancies in the Board are filled by majority vote of the remaining directors. Officers of the Company serve at the will of the Board of Directors.

Name	Age	Position Held
Robert Dultz	71	Chief Executive Officer, acting CFO, President and a Director and Chairman of the Board of Directors
Spencer Eubank	61	Secretary, Treasurer and a Director
Carl W. O’Baugh	81	Director
B. Keith Simerson	56	Director
Michelle Seibel	57	Director
Michael D. Love	62	Vice President of Business Development and Investor Relations

Directors hold office until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected. Vacancies in the Board are filled by majority vote of the remaining directors. Officers of the Company serve at the will of the Board of Directors.

BUSINESS EXPERIENCE OF CURRENT DIRECTORS AND OFFICERS AS OF SEPTEMBER 30, 2008

Robert Dultz, has been Imperial’s Chairman and CEO since inception in 2003.  He is also the Chairman and CEO of USCorp and USMetals, Inc. since January 2002 and President since 2008, has an over 25-year association with USMetals’ Twin Peaks property and as an individual is a former owner of a portion of the claims which make up the Twin Peaks property. Mr. Dultz is the former Chairman and President of American Metals and Minerals, Inc., (a public company “AMM” 1980s); He also served in various officer and director positions with Sweet Stuff, Inc. and U.S. Network Funding, Inc. (both public companies 1980s and 1990s) Santa Maria Resources, Inc., (also public “SMRR” 1990s) and U.S. Metals And Minerals, Inc. (a private company “USM&M” 2000s). AMM, SMRR and USM&M were each prior corporate owners of USMetals’ Twin Peaks claims. Since 2000 he has been a majority shareholder of current corporate owners of the Twin Peaks claims: U.S. Metals and Minerals (2000-2002), USMetals (2002 to 2011) and AGC Corp (2011 to present). Over the past thirty years Mr. Dultz has served on the boards of several publicly traded companies including those named above. For the past five years Mr. Dultz has spent in excess of 90% of his time working for USCorp. He does not serve on the boards of any other public companies at this time. Mr. Dultz has held the same board and officer positions as he holds with USCorp on USCorp’s wholly owned subsidiaries, USMetals, Inc., and Imperial. since they were acquired. He has not served on the boards of any other public companies during the past five years. Since March, 2011 Mr. Dultz has also served as the Vice President of Arizona Gold Corp., a private British Colombia Corporation.

Spencer Eubank is Secretary, Treasurer and Director of the Company since its inception in 2003 except for a brief period in 2006, and he holds the same positions in USCorp and USMetals, Inc. Mr. Eubank has a 20-year history of association with USMetals’ Twin Peaks Project properties and is a former owner of a portion of the Twin Peaks Project claims. Mr. Eubank is responsible for maintaining the records of the Company and works closely with the senior executive management of the Company in day-to-day operations. Mr. Eubank was elected to the board of directors based on his prior association with corporate owners of the properties, as a shareholder of and consultant to American Metals and Minerals, Inc. (a public company 1990s), as an officer and director of Santa Maria Resources, Inc. (a public company 1990s) and U.S. Metals and Minerals, Inc. (a private company 1990s), his knowledge of the properties as a former owner of a portion of the claims group that makes up the Twin Peaks Project (1990s), and his consulting experience working with company operators and assisting them in their communications with legal and accounting professionals. In the 1990s Mr. Eubank served on the boards of several public, private and not-for-profit Companies as an officer and director including EssxSport Corp. (a public company January 1996 to March 1998), and Pla.Net.Com, Inc. (a public company February 1997 to July 1999); The Laurinburg Group, Inc. (a private company, 1990s), Southern Development Company (a public company, 1990s) and Route 66 Gold Miners, Inc., (a not-for-profit company, 2000s). During the past 5 years, Mr. Eubank has held the same board and officer positions with USCorp and on USCorp’s wholly owned subsidiaries, USMetals, Inc., and Imperial since they were acquired. He has not served on the boards of any other public companies during the past five years. He devotes approximately 10% of his time to Imperial. Since the early 1990s Mr. Eubank has been the owner of UpAndRunning (1990s) and Business2Business (2000s) independent private research and consulting services. Mr. Eubank has degrees in Theology (B.Th., 1985) and Sociology (B.A., 1988).

Carl W. O’ Baugh, an Independent Director of the Company since its inception in 2003 and an Independent director of USCorp and USMetals since January 2002, and has an over 20-year association with USMetals’ Twin peaks property. Former Vice President of USCorp and Former President of American Metals and Minerals, Inc., a prior corporate owner of the Twin Peaks claims. He is the former President of Golconda Gems, Inc., that during the 1980s and early 1990s was a wholesale gem cutting, importing and distribution company with operations in the United States and Mexico and over 200 employees. His extensive knowledge and experience of gems, minerals and metals as well as his long association with the Twin Peaks Project Claims were factors in his election to the board of directors. Mr. O’Baugh has not served on the boards of any other public companies in the past 5 years. Mr. O’Baugh has been retired since 2000 and devotes less than 5% of his time to Imperial.

B. Keith Simerson is an Independent Director of the Company and of USCorp and USMetals, Inc. Mr. Simerson was elected to the Board based on his expertise in, and track record of, helping companies across many industries, governments, and public-sector agencies and organizations formulate an execute strategy and he is experienced in helping corporations and organizations plan, prepare for, integrate, and coordinate their growth and development. Mr. Simerson co-founded in 2001 and today is one of two co-owners of Tradewinds Consulting, LLC, a consultancy that provides a range of strategic planning, change management, and leadership development services to four branches of the military, several federal government agencies, various management consulting firms, and to clients in the automotive, heavy construction, civil engineering, consumer electronics, industrial supplies, heavy machinery, rubber, paper, medical devices, and electronics industries. Mr. Simerson earned his Doctorate in Education with emphasis in management and organization development, from the University of North Carolina at Greensboro. He earned an M.A. with emphasis in administration, supervision, and higher education, from Appalachian State University. He also has BA and AAS degrees and specialty certifications. Mr. Simerson is the co-author of  The Manager as Leader  (Praeger Publishers, 2006),  Fired, Laid Off, Out of a Job: A Manual for Understanding, Coping, Surviving  (Greenwood, 2003), and  Evaluating Police Management Development Programs  (Praeger Publishing, 1990). Mr. Simerson is also the author of  Strategic Planning: A Practical Guide to Strategy Formulation and Execution  (ABC-CLIO, 2011). Since 2007 Mr. Simerson has been on the Faculty of Northwestern University’s School of Education and Social Policy, where he instructs, researches, and publishes in the areas of Strategic Thinking, Strategy Formulation, Strategic Planning, and Strategy Execution. Mr. Simerson spends less than 5% of his time in service to USCorp.

Michelle Seibel is a Director and Assistant Secretary of the Company and of USCorp and USMetals, Inc. Until 2006, Ms. Seibel was an entrepreneurial business owner of Computer Friendly providing IT consulting services in California and has extensive experience in bookkeeping training, and also until 2006 she was the owner of Seibel Custom Applications a business that provided construction management services. She works closely with the Company’s Chairman and CEO and was elected to the board based on her business experience and her ability to understand shareholder and investor relations. She has not served on the boards of any other public companies and is not otherwise employed at this time. Ms. Seibel devotes approximately 50% of her time in service to Imperial.

Michael D. Love, is Imperial’s Vice President of Investor Relations and Business Development, a position that he also holds with USCorp and with USMetals, Inc. Mr. Love was appointed as an officer of Imperial based on his over 30 years of domestic and international business experience, as well as his knowledge of USCorp, its management, and its properties as a long-time shareholder. Over the years he has raised more than $3 billion dollars and generated revenue in excess of $600 million for various projects in the fields of charitable and business fundraising, municipal bonds (as an account executive with MuniciCorp of California, Merrill, Lynch, Pierce, Fenner & Smith 1970s and 1980s), commodity trading, (as an account executive with Smith, Barney, Harris & Upham, North Star Metals, and as a member of the Minor Metals Trader Association Western Europe, 1980s and 1990s), marketing of investment and high tech products, real estate sales and acquisitions (as CEO of North Star Metals Development Corp. 1980s), sports promotions (as CEO of CML Promotions, 1980s), newspaper operations (as Chairman of The African Times Newspaper, 1990s) and most recently as CEO and Founder of Ehbet Marketing (1990s and 2000s). During the past ten years Mr. Love has worked on various projects as an independent consultant including being an advisor to USCorp’s management. Mr. Love is a Vietnam Veteran and he has a BA in Business Administration. Mr. Love spends approximately 50% of his time in service to Imperial.

(a) Family relationships.

There are no family relationships among the officers or directors.

(b) Involvement in certain legal proceedings. None

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past ten years except for the personal bankruptcy of Ms. Seibel in 2006.

(c) Adoption of Code of Ethics.

On September 22, 2004 Imperial adopted a Code of Ethics for officers and directors of the Company, attached hereto as Exhibit 14.1 and included herein by reference.

Committees of the Board of Directors

The Company does not have any committees of the Board of Directors.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 4535 W. Sahara Ave, Suite 200, Las Vegas, NV 89102.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Our Board believes that diversity brings a variety of ideas, judgments and considerations that benefit Imperial and our shareholders.  Although there are many other factors, the Board seeks individuals with experience in business, financial and mining industry exploration and development.

Board Structure

Our Board of Directors is composed of five directors, three of whom are independent.  We have chosen not to separate the Chief Executive Officer and Board Chairman positions.  We believe that this leadership structure is the most appropriate for the Company.   Our Chief Executive Officer and Chairman who is responsible for day to day operations brings significant experience in mining.

Audit Committee of the Board; Audit Committee Financial Expert

Our board of directors does not have a separate audit committee, however, we are not currently required to have such a committee. The functions ordinarily handled by an audit committee are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

Our board of directors has also determined that it does not have a member of the board that qualifies as an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission, and is “independent” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. However, we are considering appointing an independent qualified financial expert to our board of directors in order to strengthen and improve its internal disclosure controls and procedures.

Nominating Committee

We do not have a formal Nominating Committee, however, our entire board of directors acts in this capacity.

Compensation Committee

We do not have a formal Compensation Committee, however, our entire board of directors acts in this capacity.

Compliance with Section 16(a) of the Exchange Act

This registration statement of the Company registers its common stock under Sections 12(g) of the Securities Exchange Act of 1934. Accordingly, its directors, executive officers and 10% or greater equity holders are required to make filings under Section 16(a) of the Exchange Act upon the effective date of the registration statement.

Code of Ethics

We adopted a Code of Ethics applicable to all of our employees and directors in 2004 attached hereto as Exhibit 14.1 and included herein by reference.

ITEM 6.  EXECUTIVE COMPENSATION

Summary Compensation Table

We have omitted the Summary Compensation Table pursuant to Instruction 5 of Regulation S-K Item 402(a)(3) as we have neither paid nor accrued any compensation for the last two fiscal years to our Chief Executive Officer and Chief Financial Officer or any other officer.  There are no written employment agreements in effect for any executives, officers or directors at this time. Executives, officers and directors who continue to serve might receive compensation (a) when the Company has sufficient financing and (b) if approved by the Board of Directors; however the Board of Directors has not approved any such compensation to date.  As of the date hereof, Imperial does not have an executive committee that approves obligations in excess of $10,000. These functions are performed by our Board of Directors.

Outstanding Executive Equity Awards:     None

Equity Compensation Plan Information:      The Company does not have any equity compensation plans or shares authorized or reserved for equity compensation.

Director Compensation

There is no compensation paid or accrued to Directors.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company is provided office equipment and space by the chief executive officer and majority shareholder, Mr. Robert Dultz. The replacement value of office equipment is approximately $24,000 per year and the space currently consists of approximately 1,500 square feet.  At this time Mr. Dultz does not charge Imperial for the use of this space. The approximate cost of leasing 1,500 square feet of office space is between $22,500 and $25,000 per year.

ITEM 8.   LEGAL PROCEEDINGS

The Company is not a party to any material legal proceedings.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock. There are no shares of common stock subject to outstanding options or warrants to purchase, or other securities convertible into, our common stock;

As we became subject to the reporting requires of Section 13 of the Securities Exchange Act on August XX, 2013, the resale of restricted securities pursuant to Rule 144 may be made after December 1, 2013 and there are 22,442,623 shares of restricted common stock held by our officers and directors that could be sold.  Any such sales could have a material effect on the market price of our common stock.

We intend to find a market maker to make an application on our behalf to FINRA for our shares to be quoted on the OTC Bulletin Board. The application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 under the Securities Exchange Act. Inclusion on the OTC Bulletin Board will permit price quotations for our shares to be published by such service.  Although we intend to have our application submitted to the OTC Bulletin Board by a market maker subsequent to the filing of this registration statement, there can be no assurance that the application will be accepted or that the shares will be traded on the OTC Bulletin Board.

Transfer Agent

Our transfer agent is Computershare Investor Services, 350 Indiana Street, Suite 750, Golden CO 80401.  Telephone 303.262.0678.

Holders

As of the date of this registration statement USCorp is the only holder of our common stock, upon distribution of the dividend shares there will beapproximately 1,200 stockholders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and are not planning to do so in the foreseeable future. The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.

Securities Authorized or Issuance under Equity Compensation Plans.

We do not have any equity compensation plans authorized.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share.  As of  June 14, 2013,  we had 100,000,000  shares of common stock held by USCorp.  Following completion of the dividend distribution USCorp will hold no shares and we will have  approximately 1,200 stockholders of record of our common stock.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. The holders of shares of common stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding common stock present at a meeting can elect all of the directors of the Company.

The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such in connection with such action, suit or proceeding if that person (i) is not liable under Section 78.138 of the Nevada Revised Statutes ("NRS") or (ii) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was illegal. In addition, pursuant to NRS 78.751 and our bylaws, discretionary indemnification may be authorized by the stockholders, a majority vote of a quorum of disinterested directors, or by legal opinion of counsel, if no quorum of disinterested directors can be obtained or if so directed by a quorum of disinterested directors.

Section 78.138 of the NRS provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere of its equivalent will not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

The indemnification provisions in the bylaws and the indemnification agreements which we may enter into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements of Imperial Metals, Inc. appear at the end of this report beginning with the Index to Financial Statements on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)	List of all financial statements filed as part of the registration statement.

Report of Independent Registered Public Accounting Firm	F-2
Balance sheets As of September 30, 2012 and September 30, 2011	F-3
Statements of Operations for the years ended September 30, 2012 and September 30, 2011 and the period from April 4, 2003 (date of inception) through September 30, 2012	F-4
Statement of Stockholders' Deficit for the period from April 4, 2003 (date of inception) through September 30, 2012	F-5
Statements of Cash Flows for the years ended September 30, 2012 and September 30, 2011 nd the period from April 4, 2003 (date of inception) through September 30, 2012	F-6
Notes to Financial Statements	F-7
Balance Sheets as of September 30, 2012 and March 31, 2013 (unaudited)	F-13
Statements of Operations (unaudited) for the three and six month periods ended March 31, 2013 and 2012 and the period from April 4, 2003 (date of inception) through March 31, 2013	F-14
Statements of Cash Flows (unaudited) for the six months ended March 31, 2013 and 2012 and the period from April 4, 2003 (date of inception) through March 31, 2013	F-15
Notes to Financial Statements (unaudited)	F-16

(b)	Exhibits

The following documents are included as exhibits to this report.

Exhibit No.	Title of Document

3.1.1	Articles of Incorporation
3.1.2	Articles of Amendment
3.2	By-Laws
14.1	Code of Ethics

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IMPERIAL METALS, INC.
Dated: June 17, 2013	By:	/s/ Robert Dultz
Robert Dultz, President and Director

In accordance with the Exchange Act, This report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

\s\ Robert Dultz	President, Chairman and CEO	June 17, 2013
Robert Dultz	and acting Chief Financial Officer

\s\ Spencer Eubank	Secretary-Treasurer	June 17, 2013
Spencer Eubank	and Director

\s\ Carl O’Baugh	Director	June 17, 2013
Carl O’Baugh

\s\ B. Keith Simerson	Director	June 17, 2013
B. Keith Simerson

\s\ Michelle Seibel	Director	June 17, 2013
Michelle Seibel

\s\ Michael D. Love	Vice President of Business Development and Investor Relations	June 17, 2013
Michael D. Love

SOUTHWEST RESOURCE DEVELOPMENT, INC.

FINANCIAL STATEMENTS

As of

September 30, 2012 and 2011

SOUTHWEST RESOURCE DEVELOPMENT, INC.

Table of Contents

INDEPENDENT AUDITORS’ REPORT

FINANCIAL STATEMENTS

Balance sheets as of September 30, 2012 and September 30, 2011	F-3
Statements of Operations for the years ended September 30, 2012 and September 30, 2011 and the period from April 4, 2003 (date of inception) through September 30, 2012	F-4
Statement of Stockholders' Deficit for the period from April 4, 2003 (date of inception) through September 30, 2012	F-5
Statements of Cash Flows for the years ended September 30, 2012 and September 30, 2011 and the period from April 4, 2003 (date of inception) through September 30, 2012	F-6
Notes to the Financial Statements	F-7

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Southwest Resource Development, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Southwest Resource Development, Inc. (an exploration stage company) as of September 30, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from April 4, 2003 (inception) to September 30, 2012. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southwest Resource Development, Inc. as of September 30, 2012 and 2011, and the results of its operations and its cash flows for the years then ended and for the period from April 4, 2003 (inception) to September 30, 2012,  in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has not yet received revenue from sales of products or services, has negative working capital, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar PLLC
Bingham Farms, Michigan
April 2, 2013

Southwest Resource Development, Inc.
(an Exploration Stage Company)
Balance Sheets
September 30, 2012 and 2011

	September 30,
	2012	2011
ASSETS
Current assets:
Cash	$-	$-
Total current assets	-	-

Total assets	$-	$-

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current liabilities:
Loan payable related party	$371,600	$296,845
Total current liabilities	371,600	296,845

Stockholders' deficit:
Common stock $.001 par value, 75,000,000 shares authorized and 50,000,000 issued and outstanding, at September 30, 2012 and 2011	50,000	50,000
Additional paid in capital	(50,000)	(50,000)
Accumulated deficit during exploration stage	(371,600)	(296,845)

Total stockholder’s deficit	(371,600)	(296,845)

Total Liabilities & Stockholder’s Deficit	-	$-

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development, Inc.
(an Exploration Stage Company)
Statements of Operations
Years Ended September 30, 2012 and 2011
and from Inception (April 4, 2003) through September 30, 2012

	Years Ended September 30,		From Inception (April 4, 2003) through September 30,
	2012	2011	2012
Revenues	$-	$-	$-

Operating Expenses:
Consulting	3,670	700	22,634
General and administrative	1,905	-	13,132
Mining development	57,330	46,249	320,778
Professional fees	11,850	-	15,056
Total operating expenses	74,755	46,949	371,600

Net loss	$(74,755)	$(46,949)	$(371,600)

Basic & fully diluted net loss per common share	$(0.00)	$(0.00)

Weighted average of common shares outstanding:
Basic & fully diluted	50,000,000	50,000,000

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development, Inc.
(an Exploration Stage Company)
Statement of Stockholder’s Deficit
From Inception (April 4, 2003) through September 30, 2012

					Total
	Common Stock		Additional	Accumulated	Stockholder’s
	Shares	Amount	Paid-in Capital	Deficit	Deficit

Inception April 4, 2003	50,000,000	$50,000	$(50,000)	$-	$-

Net loss	-	-	-	-	-

Balance, September 30, 2003	50,000,000	$50,000	$(50,000)	$-	$-

Net loss	-	-	-	(3,794)	(3,794)

Balance, September 30, 2004	50,000,000	50,000	(50,000)	(3,794)	(3,794)

Net loss	-	-	-	(2,532)	(2,532)

Balance, September 30, 2005	50,000,000	50,000	(50,000)	(6,326)	(6,326)

Net loss	-	-	-	(13,535)	(13,535)

Balance, September 30, 2006	50,000,000	50,000	(50,000)	(19,861)	(19,861)

Net loss	-	-	-	(49,166)	(49,166)

Balance, September 30, 2007	50,000,000	50,000	(50,000)	(69,027)	(69,027)

Net loss	-	-	-	(100,463)	(100,463)

Balance, September 30, 2008	50,000,000	50,000	(50,000)	(169,490)	(169,490)

Net loss	-	-	-	(95,914)	(95,914)

Balance, September 30, 2009	50,000,000	50,000	(50,000)	(265,404)	(265,404)

Net loss	-	-	-	15,508	15,508

Balance, September 30, 2010	50,000,000	50,000	(50,000)	(249,896)	(249,896)

Net loss	-	-	-	(46,949)	(46,949)

Balance, September 30, 2011	50,000,000	50,000	(50,000)	(296,845)	(296,845)

Net loss	-	-	-	(74,755)	(74,755)

Balance, September 30, 2012	50,000,000	$50,000	$(50,000)	$(371,600)	$(371,600)

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development, Inc.
(an Exploration Stage Company)
Statements of Cash Flows
For the Years Ended September 30, 2012 and 2011
and from Inception (April 4, 2003) through September 30, 2012

	Years Ended September 30,		From Inception (April 4, 2003) through September 30,
	2012	2011	2012
Operating activities:
Net (loss) for the period	$(74,755)	$(46,949)	$(371,600)

Net cash used in operating activities	(74,755)	(46,949)	(370,600)

Financing activities:
Proceeds from related party	74,755	46,949	371,600
Net cash provided by financing activities	74,755	46,949	371,600

Net increase (decrease) in cash	-	-	100

Cash, beginning of period	-	-	-

Cash, end of period	$-	$-	$100

Interest Paid with Cash	$-	$-
Taxes Paid with Cash	$-	$-

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development, Inc.
(an Exploration Stage Company)
Notes to the Financial Statements
Years Ended September 30, 2012 and 2011

1.	Nature of Business and Significant Accounting Principles

The summary of significant accounting policies is presented to assist in the understanding of the financial statements.  The financial statements and notes are representations of management.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Business and Organization-

Southwest Resource Development, Inc. (“Southwest” and the “Company”) was formed and organized as a Corporation under the laws of the State of Nevada on April 4, 2003 as a wholly owned subsidiary of USCorp. In May 2004 Southwest acquired 8 lode and 21 placer mining claims (the “Mining Claims”). In lieu of cash payment for the original 8 lode and 21 placer claims acquired in 2004 the Company entered into what is essentially a joint venture with the former owners whereby the former owners are entitled to receive 20% of all net smelter returns of gold after expenses, whether paid in cash or in kind.  This claims group has been expanded to a total of 200 claims consisting of 30 placer claims and 170 lode claims, on approximately 5,760 acres located in the Chocolate Mountain region of the Mesquite Mining District in Imperial County, California: Geological testing has successfully recovered gold and silver from dry washes and feeder rills. Laboratory analysis indicates these findings warrant continued development. A feasibility study that identified mineralized material on the Picacho Salton Project was prepared in 2007. The Company has completed archeological and environmental and ecological reports and submitted a Mining Plan of Operations to drill to the Bureau of Land Management who completed their review of the Plan in 2012. As of the date of this report we are in the process of obtaining permits from local state and county agencies in order to proceed with our drilling program.

The purpose of Southwest is to engage in the business of acquiring and developing mineral properties, exploring for gold, silver, and other non-ferrous metals and minerals within the contiguous United States. It is the further intention of Southwest to mine and to process any commercially-proven reserves developed at its properties. The Company has no revenues as a result of operations to date and has defined itself as an “exploration stage” company.

Management of the Company-

Name	Age	Position Held
Robert Dultz	71	Chief Executive Officer, acting CFO, President and a Director and Chairman of the Board of Directors
Spencer Eubank	61	Secretary, Treasurer and a Director
Carl W. O’Baugh	81	Director
B. Keith Simerson	56	Director
Michelle Seibel	57	Director
Michael D. Love	61	Vice President of Business Development and Investor Relations

1.	Organization of the Company and Significant Accounting Principles- Continued

Directors hold office until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected. Vacancies in the Board are filled by majority vote of the remaining directors. Officers of the Company serve at the will of the Board of Directors.

Company Fiscal Year End- The Company’s fiscal year is September 30.

Basis of Presentation- The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles.

Exploration Stage Company- the Company has no operations or revenues since its inception and therefore qualifies for treatment as an Exploration Stage company as per the accounting guidance. Financial transactions are accounted for as per generally accepted accounted principles. Costs incurred during the exploration stage are accumulated in “accumulated deficit- exploration stage” and are reported in the Stockholder’s Deficit section of the balance sheet.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the period they include. Actual results may differ from these estimates.

Cash and cash equivalents- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with an original maturity of three months or less.

Fair Value of Financial Instruments-The carrying amounts reflected in the balance sheets for loan payable related party approximate the respective fair values due to the short maturities of these items. The Company does not hold any investments that are available-for-sale.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Income taxes- The Company accounts for income taxes in accordance with generally accepted accounting principles which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

1.	Organization of the Company and Significant Accounting Principles- Continued

The Company follows the accounting requirements associated with uncertainty in income taxes using the provisions of Financial Accounting Standards Board (FASB) ASC 740, Income Taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of September 30, 2012, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Mineral Property Expenditures- Mineral property acquisition costs are capitalized in accordance with FASB ASC 930-805, “Extractive Activities-Mining,” when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met. In the event that mineral property acquisition costs are paid with Company shares, those shares are recorded at the estimated fair value at the time the shares are due in accordance with the terms of the property agreements.

Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre-feasibility, the costs incurred to develop such property are capitalized. Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

Revenue Recognition- Mineral sales will result from undivided interests held by the Company in mineral properties. Sales of minerals will be recognized when delivered to be picked up by the purchaser. Mineral sales from marketing activities will result from sales by the Company of minerals produced by the Company and will be recognized when delivered to purchasers. Mining revenues generated from the Company’s day rate contracts, included in mine services revenue, will be recognized as services are performed or delivered.

Earnings per share- The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

2.	Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, the Company has incurred significant losses since its inception and has no revenues and continues to rely on the issuance of shares and warrants to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

* Obtain the necessary approvals and permits to complete exploration and begin test production on our properties as warranted. An application for drilling on Picacho Salton Project has been submitted by us to the Bureau of Land Management (“BLM”) and is being reviewed by them.

* Receive BLM permit for Picacho Salton Project in California; Drill the Picacho Salton Project.

* Receive and analyze Picacho Salton assays and drill reports;

* Review the results of the drilling programs on each of the sites when completed. After consideration of the nature of the ore bodies of the properties, Management will make decisions regarding further development of the properties, including beginning commercial scale operations when exploration is completed on the Picacho Salton Project.

* Continue exploration and ramp up transitioning to development and production in order to meet ongoing and anticipated demand for gold and silver.

* Continue to augment our mining exploration team and strategic business relationships with quality and results-oriented people as needed: professionals and consulting firms to advise management to handle mining operations, acquisitions and development of existing and future mineral resource properties.

 * Continue to recruit strategic business alliances with consultants, engineers, contractors as well as joint venture partners when appropriate, and set up an information and communication network that allows the alliance to function effectively to develop the properties.

* Submit the Final MPO on the Picacho Salton Project to the BLM.

* Begin commercial scale operations on one or more of the sites as soon as the required permits and approvals have been granted, or be acquired by a major gold mining company.

* Continue to acquire additional properties and/or from strategic business relationships with corporations with properties as joint ventures or subsidiaries in order to advance the company’s growth plans.

3.	Stockholder’s Deficit

The Company has 75,000,000 shares authorized and 50,000,000 shares issued and outstanding.  All issued and outstanding shares are held by its parent Company USCORP.

4.	Related Party Transactions

During the years ending September 30, 2012 and 2011 the company received net cash advances from its parent Company USCORP in the amounts of $74,755 and $46,949, respectively. As of  September 30, 2012 and 2011, the Company had a total net advance balance of $371,600 and $296,845, respectively. All amounts advanced to the Company are unsecured, non-interest bearing and due upon demand.

5.	Subsequent Events

The Company has evaluated events subsequent to the balance sheet date through the issuance date of these financial statements in accordance with FASB ASC 855 and has determined there are no such events that would require adjustment to, or disclosure in, the financial statements.

SOUTHWEST RESOURCE DEVELOPMENT, INC

FINANCIAL STATEMENTS

As of March 31, 2013

SOUTHWEST RESOURCE DEVELOPMENT, INC

Table of Contents

UNAUDITED FINANCIAL STATEMENTS

Balance sheets as of March 31, 2013 and September 30, 2012	F-13
Statements of Operations for the Three and Six Months Ended March 31, 2013 and 2012 and from Inception (April 4, 2003) through March 31, 2013	F-14
Statements of Cash Flows for the Six Months Ended March 31, 2013 and 2012 and from Inception (April 4, 2003) through March 31, 2013	F-15
Notes to the Financial Statements	F-16

Southwest Resource Development, Inc.
(An Exploration Stage Company)
Balance Sheets (unaudited)
As of March 31, 2013 and September 30, 2012

	March 31,	September 30,
	2013	2012
ASSETS
Current assets:
Cash	$1,223	$-
Total current assets	1,223	-

Total assets	$1,223	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Loan payable related party	$401,640	$371,600
Total current liabilities	401,640	371,600

Stockholders' deficit:
Common stock $.001 par value, 75,000,000 shares authorized and 50,000,000 issued and outstanding, at March 31, 2013 and September 30, 2012	50,000	50,000
Additional paid in capital	(50,000)	(50,000)
Accumulated deficit during exploration stage	(400,417)	(371,600)

Total stockholders' deficit	(400,417)	(371,600)

Total Liabilities & Stockholders' Deficit	$1,223	$-

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development, Inc.
(An Exploration Stage Company)
Statements of Operations (unaudited)
For the Three and Six Months Ended March 31, 2013 and 2012
and from Inception (April 4, 2003) through March 31, 2013

	Three Months Ended March 31,		Six Months Ended March 31,			From Inception (April 4, 2003) through March 31,
	2013	2012	2013	2012		2013
Revenues	$-	$-		$		$-

Operating Expenses:
Consulting	-	-	3,700		-	26,334
General and administrative	117	-	117		734	13,249
Mining development	-	-	-		-	320,778
Professional fees	14,500	-	25,000		-	40,056
Total operating expenses	14,617	-	28,817		734	400,417

Net loss	$(14,617)	$-	$(28,817)		(734)	$(400,417)

Basic & fully diluted net loss per common share	$(0.00)	$(0.00)	$(0.00)		$(0.00)

Weighted average of common shares outstanding:
Basic & fully diluted	50,000,000	50,000,000	50,000,000		50,000,000

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development, Inc.
(An Exploration Stage Company)
Statements of Cash Flows (unaudited)
For the Six Months Ended March 31, 2013 and 2012
and from Inception (April 4, 2003) through March 31, 2013

	Six Months Ended March 31,		From Inception (April 4, 2003) through March 31,
Operating activities:	2013	2012	2013
Net (loss) for the period	$(28,817)	$(734)	$(400,417)

Net cash (used in) operating activities	(28,817)	(734)	(400,417)

Financing activities:
Proceeds from related party	30,040	734	401,640
Net cash provided by financing activities	30,040	734	401,640

Net increase in cash	1,223	-	1,223

Cash, beginning of period	-	-	-

Cash, end of period	$1,223	$-	$1,223

Interest Paid with Cash	$-	$-	$-
Taxes Paid with Cash	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Southwest Resource Development
(An Exploration Stage Company)
Notes to the Financial Statements
March 31, 2013

1.	Nature of Business and Significant Accounting Principles

The summary of significant accounting policies is presented to assist in the understanding of the financial statements.  The financial statements and notes are representations of management.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Business and Organization-

Southwest Resource Development, Inc. (“Southwest”) was formed and organized as a Corporation under the laws of the State of Nevada on April 4, 2003 as a wholly owned subsidiary of USCorp. On or about May 29, 2004, Southwest acquired 8 lode and 21 placer mining claims (the “Mining Claims”). In lieu of cash payment for the original 8 lode and 21 placer claims acquired in 2004 the Company entered into what is essentially a joint venture with the former owners whereby the former owners are entitled to receive 20% of all net smelter returns of gold after expenses, whether paid in cash or in kind.  This claims group has been expanded to a total of 200 claims consisting of 30 placer claims and 170 lode claims, on approximately 5,760 acres located in the Chocolate Mountain region of the Mesquite Mining District in Imperial County, California: Geological testing has successfully recovered gold and silver from dry washes and feeder rills. Laboratory analysis indicates these findings warrant continued development. A feasibility study that identified mineralized material on the Picacho Salton Project was prepared in 2007. The Company has completed archeological and environmental and ecological reports and submitted a Mining Plan of Operations to drill to the Bureau of Land Management who completed their review of the Plan in 2012. As of the date of this report we are in the process of obtaining permits from local state and county agencies in order to proceed with our drilling program.

The purpose of Southwest is to engage in the business of acquiring and developing mineral properties, exploring for gold, silver, and other non-ferrous metals and minerals within the contiguous United States. It is the further intention of Southwest to mine and to process any commercially-proven reserves developed at its properties. The Company has no revenues as a result of operations to date and has defined itself as an “exploration stage” company.

Management of the Company-

Name	Age	Position Held
Robert Dultz	71	Chief Executive Officer, acting CFO, President and a Director and Chairman of the Board of Directors
Spencer Eubank	61	Secretary, Treasurer and a Director
Carl W. O’Baugh	81	Director
B. Keith Simerson	56	Director
Michelle Seibel	57	Director
Michael D. Love	61	Vice President of Business Development and Investor Relations

1.	Organization of the Company and Significant Accounting Principles- Continued

Directors hold office until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected. Vacancies in the Board are filled by majority vote of the remaining directors. Officers of the Company serve at the will of the Board of Directors.

Company Fiscal Year End- The Company’s fiscal year is September 30.

Basis of Presentation- The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles.

Exploration Stage Company- the Company has no operations or revenues since its inception and therefore qualifies for treatment as an Exploration Stage company as per the accounting guidance. Financial transactions are accounted for as per generally accepted accounted principles. Costs incurred during the development stage are accumulated in “accumulated deficit- exploration stage” and are reported in the Stockholders’ Deficit section of the balance sheet.

Use of Estimates- The preparation of the unaudited financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the period they include. Actual results may differ from these estimates.

Cash and cash equivalents- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with an original maturity of three months or less.

Fair Value of Financial Instruments-The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses and loan payable related party approximate the respective fair values due to the short maturities of these items. The Company does not hold any investments that are available-for-sale.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Income taxes- The Company accounts for income taxes in accordance with generally accepted accounting principles which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

1.	Organization of the Company and Significant Accounting Principles- Continued

The Company follows the accounting requirements associated with uncertainty in income taxes using the provisions of Financial Accounting Standards Board (FASB) ASC 740, Income Taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of March 31, 2013, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Mineral Property Expenditures- Mineral property acquisition costs are capitalized in accordance with FASB ASC 930-805, “Extractive Activities-Mining,” when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met. In the event that mineral property acquisition costs are paid with Company shares, those shares are recorded at the estimated fair value at the time the shares are due in accordance with the terms of the property agreements.

Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre-feasibility, the costs incurred to develop such property are capitalized. Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

Revenue Recognition- Mineral sales will result from undivided interests held by the Company in mineral properties. Sales of minerals will be recognized when delivered to be picked up by the purchaser. Mineral sales from marketing activities will result from sales by the Company of minerals produced by the Company and will be recognized when delivered to purchasers. Mining revenues generated from the Company’s day rate contracts, included in mine services revenue, will be recognized as services are performed or delivered.

Earnings per share- The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

2.	Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, the Company has incurred significant losses since its inception and has no revenues and continues to rely on the issuance of shares and warrants to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

* Obtain the necessary approvals and permits to complete exploration and begin test production on our properties as warranted. An application for drilling on Picacho Salton Project has been submitted by us to the Bureau of Land Management (“BLM”) and is being reviewed by them.

* Receive BLM permit for Picacho Salton Project in California; Drill the Picacho Salton Project.

* Receive and analyze Picacho Salton assays and drill reports;

* Review the results of the drilling programs on each of the sites when completed. After consideration of the nature of the ore bodies of the properties, Management will make decisions regarding further development of the properties, including beginning commercial scale operations when exploration is completed on the Picacho Salton Project.

* Continue exploration and ramp up transitioning to development and production in order to meet ongoing and anticipated demand for gold and silver.

* Continue to augment our mining exploration team and strategic business relationships with quality and results-oriented people as needed: professionals and consulting firms to advise management to handle mining operations, acquisitions and development of existing and future mineral resource properties.

 * Continue to recruit strategic business alliances with consultants, engineers, contractors as well as joint venture partners when appropriate, and set up an information and communication network that allows the alliance to function effectively to develop the properties.

* Submit the Final MPO on the Picacho Salton Project to the BLM.

* Begin commercial scale operations on one or more of the sites as soon as the required permits and approvals have been granted, or be acquired by a major gold mining company.

* Continue to acquire additional properties and/or from strategic business relationships with corporations with properties as joint ventures or subsidiaries in order to advance the company’s growth plans.

3.	Stockholders’ Deficit

The Company has 75,000,000 shares authorized and 50,000,000 shares issued and outstanding.  All issued and outstanding shares are held by its parent Company USCORP.

4.	Related Party Transactions

During the six months ended March 31, 2013 and 2012 the company received net cash advances from its parent Company USCORP in the amounts of $30,040 and $734, respectively. As of March 31, 2013 and September 30, 2012 the Company had a total net advance balance of $401,640 and $371,600, respectively. All amounts advanced to the Company are unsecured, non-interest bearing and due upon demand.

5.	Subsequent Events

On April 9, 2013, Southwest Resource Development, Inc’s parent Company; USCorp, announced that it would be spinning off Southwest Resource Development, Inc. through a distribution of shares to its existing shareholders.  All holders of USCorp shares as of April 15, 2013 (record date) will be entitled to received one common share of Southwest Resource Development, Inc for every 10 shares (or shares convertible into Common shares) held in USCorp.

On April 23, 2013 Southwest Resource Development, Inc’s parent Company; USCorp received notification from FINRA that the required forms notifying FINRA and USCorp’s shareholders of the Spin-offs and Record Date had not been filed. As a result management and USCorp’s securities counsel are preparing the notification forms for submission to FINRA. As soon as these forms and other required filings with regulatory bodies have been prepared and submitted, a new record date will be announced.